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                                                                   EXHIBIT 23(b)



                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Signal Corp:


We consent to the inclusion in the Form 8-K of FirstMerit Corporation dated August 31, 1998 of our report dated February 6, 1998, with respect to the consolidated balance sheets of First Shenango Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 1997.

/s/  Ernst & Young LLP

Pittsburgh, Pennsylvania
August 31, 1998